SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________


 Date of Report (Date of earliest event reported) March 5, 1998

                   BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)


        Pennsylvania                  0-10822              25-1229323
(State of other jurisdiction  (Commission File Number)    (IRS Employer
       of incorporation)                                Identification No.)


      300 Indian Springs Road, Indiana, Pennsylvania 15701
    (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code (412) 349-1811

  _________________________________________________________________
                 (Former name or former address,
                  if changes since last report.)

Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
          On March 5, 1998 Biocontrol Technology, Inc.
(NASDAQ:BICO) announced that it has acquired the controlling interest in International Chemical Technologies, Inc. (ICTI), a Florida company with a patented metal coating technology that is an alternative for hard chrome and electroless nickel.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired - Not
               Applicable.

          (b)  Pro Forma Financial Information - Not Applicable.

          (c)  Exhibits - Press Release.

                           SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIOCONTROL TECHNOLOGY, INC.

                                   by  /s/   Fred E. Cooper
                                                  CEO

DATED:  March 5, 1998

   BICO
                                       BIOCONTROL TECHNOLOGY, INC
                            2275 Swallow Hill Road, Building 2500
                                            Pittsburgh, PA  15220
Press Release

For More Information, Call:

Investors                               Media
Diane McQuaide                          Susan Taylor
1.412.429.0673  phone                   1.412.279.9455 phone
1.412.279.9690  fax                     1.412.279.9447 fax


         BIOCONTROL ACQUIRES METAL COATING COMPANY WITH 1998
                POTENTIAL REVENUE OF $50,000,000

     Pittsburgh, PA - March 5, 1998 - Biocontrol Technology, Inc. (Nasdaq:BICO) announced today that it has acquired the controlling interest in International Chemical Technologies, Inc.
(ICTI), a Florida company with a patented revolutionary new metal coating technology that is an alternative for hard chrome and electroless nickel. Details of the acquisition are limited at this time, but did involve a minimum down payment with the balance payable over a three-year period. In 1998, ICTI's potential revenues from the $48 billion metal finishing industry could be as high as $50,000,000 with sizable profit margins.
     Incorporated to produce and market cemkoter coating, ICTI, located in Palm City, FL, has a 10,000 sq. ft. state-of-the-art plating facility capable of annual chemistry sales of $50,000,000 and plating sales in excess of $20,000,000. In addition to production, this facility will be used as a demonstration and training facility for additional plants and potential licensees of the coating technology. In business since August of 1997, ICTI has invoiced, tested for, or is in negotiations with companies such as Ford Motor; General Motors; Allied Signal Braking Systems; Pratt Whitney Aircraft; USA Today, New York Times, Los Angeles Times, and The San Francisco Chronicle.
      "Because those who have already used and tested it claim that in the very near future cemkote will capture the majority of the vast metal alloy coating business," said Biocontrol Chief Executive Officer Fred E. Cooper, "Biocontrol expects ICTI and cemkote to generate immediate revenue and be the major profit center of the company. ICTI is already in serious licensing contract negotiations with several large coating users."
      The metal coating, marketed as cemkoter, is an alternative for the approximately ten million metric tons of chromium now used annually worldwide for plating because cemkote and its application technology deliver a significantly harder and more abrasive resistant coating without the water and airborne toxic emissions of chromium plating. These emissions are so much a concern that the Metal Finishing Subcommittee of the Environmental Protection Agency's Common Sense Initiative is conducting significant research on chromium replacement products and improved plating technologies to reduce the toxic wastes.
     Produced in a very stable bath with a closed loop system that produces no water discharge and clean exhaust air, cemkote is cost-efficient and environmentally friendly coating that can be  applied  to most alloys, including all steels,  titanium  and aluminum.
     Cemkote is a uniform, nickel boride coating that provides extreme hardness, corrosion resistance, ductility and low friction. The coating is harder than tungsten carbide coatings, hard chrome and electroless nickel; passes ASTM B117 accelerated and salt spray tests of two hundred (200) hours; and has a lower coefficient of friction than electroless nickel, tungsten carbide, and hard chrome.
     According to the 1996-1997 Market Survey of the Surface Finishing Market Research Board, the metal finishing industry involves about 10,000 companies generating an annual $48 billion in revenue and contributing about $40 billion to the US gross domestic product. At this time, ICTI plans are to license to these metal finishers the use of the cemkote coating solution; both the solution and the closed loop production system; or an entire plant for exclusive use of cemkote. Because only industry standard equipment is needed, converting to the use of cemkote by plating facilities currently using chromium or electroless nickel can be accomplished quickly within 2 - 3 months.
       ICTI also plans to seek joint ventures, develop cemkote-coated product lines, and coat products from other companies in its own facilities. Literally hundreds of thousands of uses for cemkote exist in all domestic and international major industries such as aerospace; petroleum; agriculture; military; tools; mining; textile; printing; automotive; high performance equipment, etc.
      Biocontrol Technology, Inc. has its corporate offices in Pittsburgh, PA and is involved in the development and manufacture of biomedical devices and environmental products.